Exhibit (10)-u

                          AGREEMENT


Agreement dated as of January 1, 1997 between Bausch & Lomb Incorporated, having its address at One Bausch & Lomb Place, Rochester, New York 14604-2701 (the "Company") and William H. Waltrip, having his address at 1261 Pequot Avenue, Southport, Connecticut 06490 ("WHW").

1. The Company and WHW have, pursuant to the 1990 Stock Incentive Plan, previously entered into an Incentive Stock Option Agreement dated March 21, 1996, which provides WHW with an incentive stock option to purchase 2,539 shares of Class B stock of the Company and a non-qualified Stock Option Agreement dated March 21,1996, which provides WHW with a non-qualified stock option to purchase 97,461 shares of the Class B stock of the Company (collectively, the "Option Agreements").

2. The exercise price for the options (the "Options") granted pursuant to the Option Agreements is $39.375. This price was the market value of the stock subject to the Options on January 18, 1996, which was the date on which the Committee on Management of the Board of Directors granted the Options to WHW.

3. On December 12, 1995, when WHW assumed his responsibilities as interim Chairman and Chief Executive Officer of the Company, the market value of the Company's Class B stock was $36.94 per share.

4. In order to provide WHW with the full benefit of any appreciation in the value of the Company's stock from the date on which WHW first assumed his executive responsibilities, the Company agrees that at such time or from time to time when WHW exercises all or any part of the Options, provided that the stock price for such Options is equal to or greater than $39.375 at the time of each such exercise) the Company will pay WHW $2.43 per share of stock acquired upon each such exercise. WHW will be subject to any applicable withholding taxes in connection with any such payment.

5. The Company hereby confirms that this Agreement has been duly authorized by the Committee on Management and executed by the Company on behalf of the Committee.


Bausch & Lomb Incorporated


By:  /s/ William H. Waltrip
     William H. Waltrip